              OPPENHEIMER MULTI CAP VALUE FUND
         Supplement dated November 26, 2002 to the
             Prospectus dated November 26, 2002

The Prospectus is changed as follows:

1.      Class B, Class C, Class N and Class Y shares are
     not currently available for sale.

2.   The minimum initial purchase for Class A shares is
     $25,000 and the minimum subsequent investment is
     $5,000.  The minimum subsequent purchase amount
     through AccountLink is also $5,000.  The minimum
     initial and subsequent purchase amounts for retirement
     accounts are $5,000.

3.      No concessions are paid to brokers and dealers for
     the sale of Class A shares.  The distributor currently
     retains the entire sales charge.

4.      No Distribution or Service (12b-1) fee is currently
     paid on shares of the Fund.

5.      Federal Funds wires, PhoneLink, Internet access,
     automatic purchase, withdrawal plans and Networking
     through the National Securities Clearing Corporation
     are not available.

November 26, 2002
                                               PS0600.001